EXHIBIT 5.1

OPINION OF PAUL, HASTINGS, JANOFSKY & WALKER LLP

January 17, 2007

Applied Micro Circuits Corporation

215 Moffett Park Drive

Sunnyvale, CA 94089

Re: Issuance and Sale of 1,722,488 shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Applied Micro Circuits Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 1,722,488 shares (the “Shares”) of its Common Stock, par value $.01 per share (the “Common Stock”), issuable pursuant to options outstanding under the Quake Technologies, Inc. Amended and Restated Stock Option Plan 2000 (the “Plan”). Such options were assumed by the Company in connection with the Agreement and Plan of Merger dated as of August 2, 2006 by and among the Company, Quasar Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, Quake Technologies, Inc., a Delaware corporation (“Quake”), and Daniel Trepanier and The VenGrowth II Investment Fund Inc., as representatives of the stockholders of Quake (the “Merger Agreement”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i) the Merger Agreement;

(ii) the Registration Statement on Form S-8 filed on January 17, 2007 by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), and related prospectus;

(iii) the restated certificate of incorporation of the Company and the certificates of amendment thereto, each certified as of January 9, 2007 by the Office of the Secretary of State of the State of Delaware, and the bylaws of the Company as presently in effect, as certified by an officer of the Company as of the date hereof;

(iv) resolutions adopted by the Company’s board of directors on July 25, 2006, certified by an officer of the Company, approving the assumption of options issued pursuant to the Plan and authorizing the issuance of the Shares; and

(v) the Plan and the form of stock option agreement under the Plan (the “Option Agreement”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this letter. We have been engaged by the Company only in connection with specified matters relating to the Merger Agreement and the transactions contemplated thereby, and do not represent the Company with respect to all legal matters or issues. The Company employs other independent counsel and handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares, when issued and sold as described in the Registration Statement and in accordance with the Plan and the Option Agreements (including the receipt of the full purchase price therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion is rendered solely to you in connection with the issuance and delivery of the Shares. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent. This opinion is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP